Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Carnival Corporation Ltd. of our report dated January 26, 2024, except for the change in the manner in which the Company accounts for segments discussed in Note 2 to the consolidated financial statements, as to which the date is January 27, 2026, relating to the financial statements, which appears in Carnival Corporation and Carnival plc's Annual Report on Form 10-K for the year ended November 30, 2025.

/s/ PricewaterhouseCoopers LLP
Miami, Florida
May 7, 2026